UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2024

Jet.AI Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40725	93-2971741
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10845 Griffith Peak Dr.

Suite 200

Las Vegas, NV 89135

(Address of Principal Executive Offices)

(702) 747-4000

(Registrant’s Telephone Number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	JTAI	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	JTAIW	The Nasdaq Stock Market LLC
Merger Consideration Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $15.00 per share	JTAIZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, On December 1, 2023, Jet.AI Inc. (the “Company”) received a letter from the Nasdaq Listing Qualifications Department (“Nasdaq”) notifying the Company that its amount of stockholders’ equity fell below the $10 million required minimum for continued listing on The Nasdaq Global Market set forth in Nasdaq Listing Rule 5450(b)(1)(A) (the “Listing Rule”). The Company timely submitted a compliance plan to Nasdaq and Nasdaq granted the Company an extension through May 29, 2024 to evidence completion of its plan.

On May 30, 2024, the Company received a notice (the “Notice”) from Nasdaq indicating that the Company has not regained compliance with the minimum stockholders’ equity requirement for continued listing under the Listing Rule.

Management has completed an application to transfer to The Nasdaq Capital Market tier and filed both a registration statement and preliminary proxy statement in connection with the previously announced $16.5 million private placement transaction with Ionic Ventures LLC. Through the recent application to transfer to The Nasdaq Capital Market tier and the Ionic Ventures LLC private placement transaction, the Company expects to meet the Equity Standard of the Continued Listing Requirements of The Nasdaq Capital Market tier, which requires listed companies to maintain minimum stockholders’ equity of $2.5 million. The Company has been actively executing its compliance plan, including utilizing its existing GEM facility, and the receipt of $1.5 million of the $16.5 million funding under the Ionic Ventures LLC private placement.

The Notice indicates that, unless the Company requests an appeal hearing before the Nasdaq Hearings Panel (the “Panel”) by June 6, 2024, trading of the Company’s common stock will be suspended at the opening of business on June 10, 2024, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The Company intends to timely request a hearing before the Panel and pay the applicable $20,000 fee to appeal the Notice. The Notice has no immediate effect on the listing or trading of the Company’s common stock. The Company’s hearing request will stay the suspension of trading on the Company’s securities, and the Company’s securities will continue to trade on The Nasdaq Global Market until the hearing process concludes and the Panel issues a written decision. While the Company can provide no assurances that the Panel will grant the Company’s request for a suspension of delisting or continued listing on The Nasdaq Global Market after the hearing process concludes, the Company is working diligently and plans to regain compliance with the Listing Rule as soon as practicable. Should the Company regain compliance and receive a moot notice from Nasdaq in advance of the hearing before the Panel, then no hearing would take place.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JET.AI INC.

	By:	/s/ Michael Winston
Michael Winston
Executive Chairman and Interim Chief Executive Officer

Date: May 31, 2024